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                                                                Exhibit 8.d

                     AMENDMENT NO. 3 TO CUSTODIAN AGREEMENT

        This Amendment, dated the 26th day of February, 1996, is entered into between MARKET STREET FUND, INC. (the "Fund"), a Maryland corporation, and PROVIDENT NATIONAL BANK ("Provident"), a national banking association.

        WHEREAS, the Fund and PFPC have entered into a Custodian Agreement dated as of December 12, 1985, and amended on September 9, 1988 and July 31, 1991 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed Provident to act as custodian for its investment portfolios; and

        WHEREAS, the Fund's Board of Directors has approved this Amendment; and

        WHEREAS, the Fund has established additional classes of Fund shares, Sentinel Growth Portfolio shares and Sentinel Common Stock Portfolio shares, with respect to which it wants to appoint Provident to act as custodian under the Custodian Agreement; and

        WHEREAS, PFPC has notified the Fund that it wants to serve as custodian for the Sentinel Growth and Sentinel Common Stock Portfolios;

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Appointment. The Fund hereby appoints Provident to act as custodian to the Fund for the Sentinel Growth and Sentinel Common Stock Portfolios for the period and on the terms set forth in the Custodian Agreement. Provident hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement, for the compensation as agreed to between the Fund and PFPC from time to time.

        2. Capitalized Terms. From and after the date hereof, the following terms as used in the Custodian Agreement shall be deemed to include also the meaning specified herein: "Shares" shall be deemed to include the class of Sentinel Growth Portfolio shares and the class of Sentinel Common Stock Portfolio shares; and "Portfolios" shall be deemed to include the Sentinel Growth Portfolio shares and the Sentinel Common Stock Portfolio shares.
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        3.   Miscellaneous.  Except to the extent amended and supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                       MARKET STREET FUND, INC.


             (SEAL)                    By: ------------------------------------
                                           Title:



                                       PROVIDENT NATIONAL BANK


             (SEAL)                    By: ------------------------------------
                                           Title: